FOR IMMEDIATE RELEASE Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Declares Quarterly
Common and Preferred Dividends

March 15, 2022 -- LANCASTER, PA -- The Board of Directors of Fulton Financial Corporation (Nasdaq: FULT) has declared a quarterly cash dividend of fifteen cents per share on its common stock, payable on April 18, 2022, to shareholders of record as of April 1, 2022. This is a one cent per share increase from the quarterly cash dividend that was declared on December 21, 2021.

The Board of Directors also declared a quarterly dividend of $12.81 per share (equivalent to $0.32025 per depositary share) on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, payable on April 15, 2022, to holders of record of the preferred stock as of March 31, 2022, for the period from and including January 15, 2022 to, but excluding, April 15, 2022.

Fulton Financial Corporation, a $26 billion Lancaster, Pa.-based financial holding company, has approximately 3,200 employees and operates more than 200 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton Financial Corporation can be found at www.fultonbank.com.